UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PARKS! AMERICA, INC.

(Name of Registrant as Specified in its Charter)

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On May 7, 2024, Parks! America, Inc. (the “Company”) issued the below press release:

Parks! America Addresses False FC Assertions

PINE MOUNTAIN, Georgia – May 07, 2024 -- Parks! America, Inc. (OTCPink: PRKA) (“Parks! America” or the “Company”), a leading operator of regional safari parks in the United States.

Dear Parks! America Shareholders,

On April 23, 2024, we filed our proxy statement for the upcoming June 6, 2024 Parks! America, Inc. (“PRKA” or the “Company”) Annual Meeting of Stockholders, and the mailing of the proxy commenced on April 26, 2024. Please read the information in this proxy carefully and cast your votes thoughtfully. We strongly encourage you to vote using the WHITE proxy card enclosed with your proxy.

If you have not received your proxy materials, including the WHITE proxy card, please immediately contact our proxy solicitor, Saratoga Proxy Consulting, LLC at (888) 368-0379 or info@saratopgaproxy.com.

Focused Compounding (“FC”) had committed to use a Blue proxy card; we urge you to NOT vote the FC Blue proxy card and to toss it in the trash. FC caused considerable confusion ahead of the February 26, 2024 Special Meeting of Stockholders by sending certain investors white proxy cards and others blue proxy cards. Additionally, the vote proxy by phone number included on FC’s mailed proxy card for Special Meeting directed shareholders to vote a proxy for China Jo-Jo Drugstores, Inc. This amateurish occurrence had the potential to disenfranchise our shareholders.

It’s been a wild ride since mid-December last year when FC launched their attempt at a hostile takeover of your Company without articulating any plans for the Company or offering a control premium to the remaining shareholders for the privilege of FC controlling the Company and its assets as they see fit. They attempted to bully the Board of Directors (the “Board”) into immediately turning over the Company and three days later called for a Special Election in the hope of removing the existing Board. They were wrong.

FC Continues to Reject Settlement Offers that are in the Best Interests of the Company and its Shareholders, and Instead has Unnecessarily Continued a Costly Campaign

It must be noted that the PRKA Board has offered FC board representation commensurate with their ownership percentage of PRKA to put an end to this needless and expensive proxy contest. FC owns 38.5% of the outstanding stock of PRKA. FC has been offered three of the seven seats that comprise the Board. In fact, that representation exceeds their percentage ownership of PRKA stock. FC has rejected ALL reasonable offers. We are left to conclude their singular interest is to control the Company without owning a majority of PRKA stock. The remainder of the PKRA shareholders need to seriously consider the implications of FC’s intentions.

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As you’ve heard in various correspondence, FC has expressed several issues with management and the Board of PRKA. As we approach the Annual Meeting it is time to address some of those concerns and set the record straight:

FC assertion: Lisa Brady is not qualified to be CEO of Parks! America.

●	PRKA FACT: Lisa Brady was brought on after an extensive nationwide search and hiring process. She has meaningful direct industry experience both in operating and management functions at Cedar Fair, a leading owner and operator of regional amusement and water parks, and a New York Stock Exchange-listed company. She has capital markets experience, which will be important as the Company reignites consistent growth and requires additional capital to step up to the next level. In addition, Ms. Brady and her husband own several small businesses, including a kayak outfitter and a boutique hotel, which have provided Ms. Brady with valuable and unique experience developing, operating and optimizing commercial efforts on a smaller scale. For the past 18 months she has been working to address the issues created by the Company’s previous Chairman and CEO, Dale Van Voorhis, and his team. While there is still work to do, meaningful and measurable progress has been made.

FC assertion: PRKA has not held an Annual Meeting for 13 years.

●	PRKA FACT: Mr. Van Voorhis was adamantly against holding annual meetings citing cost concerns. During his tenure with the Company, Mr. Van Voorhis was also a major stockholder, owning approximately 21% of the outstanding shares. As such, Mr. Van Voorhis had a high degree of autonomy to run the Company and did so without calling an Annual Meeting since 2010. Ms. Brady recognized this was a deficiency for a public company and during the summer of 2023 she committed to Andrew Kuhn of FC that PRKA would hold an Annual Meeting in early 2024. Mr. Van Voorhis began objecting to that plan during the fall of 2023 and apparently contacted FC, which appears to have led up to his selling 100% of his PRKA stock to FC on December 14, 2023.

FC assertion: FC has nominated a dissident slate of board members with the experience needed to revitalize PRKA.

●	PRKA FACT: By their own admission, FC’s nominees to become directors of your Company have never run an operating business or managed a publicly traded company. The dissident slate of directors FC put forth has no relevant expertise or experience to manage an entity with the unique requirements of an animal wildlife safari business, which is also a publicly traded company. They have ZERO senior management experience and have never been involved in running a stock exchange listed company. Three of the four on the dissident slate are stock traders and podcasters. The two FC principals have no educational credentials past high school, no senior corporate experience, and have never worked at a publicly traded company.

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FC assertion: PRKA rigged the Special Election.

●	PRKA FACT: FC did not initially understand that Nevada law – the state in which PRKA is incorporated and therefore is the law under which the Company operates – requires a two-thirds vote to remove sitting directors in a Special Meeting of Stockholders. Even after they understood this two-thirds requirement, FC insisted on forcing PRKA to expend significant funds to hold a Special Meeting although they knew full well they could not prevail. Predictably, they came up short of the two-thirds threshold. On March 1, 2024, just four days after the completion of the Special Meeting, FC filed a lawsuit in Nevada, attempting to handcuff the Company operationally. Again, FC forced the Company to expend considerable funds and resources to defend against FC’s tactics. FC has shown time and again, they have NO interest in taking actions that benefit all PRKA shareholders, in fact they have no qualms about draining the Company of valuable funds all in order wrest control.

FC assertion: FC will not recover their proxy expenses from the Company if they prevail at the Annual Meeting.

●	PRKA FACT: FC has deceitfully left the door wide open on this issue. In a letter to the Board on January 18, 2024, FC wrote: “We’re willing to eat the costs of our side of the proxy fight and not seek to recover expenses from the company as is often done in these situations (emphasis added). It had always been our intention not to seek to recover any expenses. However, our lawyers/advisors suggested we leave this language in to prepare for the possibility that this would be a long and expensive process. So far, our expenses have been manageable. We’re fine eating them. We don’t need to recover expenses from the company if you’re ready to settle now. We may seek to recover expenses if this continues for months” (emphasis added). It is now more than three and one-half months since that letter. Management and the Board have approached FC to reasonably resolve this matter by offering board representation commensurate with the ownership percentage in the Company. They have turned down ALL offers to this point. They want more than representation, they want control. It also appears that FC will likely seek to recover their proxy expenses from PRKA shareholders should they prevail at the Annual Meeting, further draining your Company of resources needed to sustain the business.

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These are just some of the representative claims that FC has made against the current PRKA management and Board.

Since Lisa Brady became CEO in November 2022, the focus has been on addressing the disregard and the disrepair of the parks’ infrastructure, improving the physical conditions of animal habitats, adding new attractions, generating new customers and improving the overall customer experience, as well as leading the recovery effort at our Georgia park in the aftermath of the late-March 2023 tornado devastation. Ms. Brady has also led efforts to improve corporate governance and shareholder relations.

It takes a broad range of skills and an operating plan to successfully run a company like Parks! America. Management and the Board have the skills and experience to do it successfully, as well as address the mess from the previous CEO and the catastrophic tornado at our Georgia park last year. We are making great progress.

The fact remains, FC lacks the necessary skill sets, expertise and experience to run PRKA.

FC Has Not Disclosed All Relevant Information to PRKA Shareholders.

Another FACT to consider, Andrew Kuhn, one FC’s principals, appears to have attempted to build a drive-thru animal park in the Florida Panhandle. Kuhn is the agent for Coastal Animal Safari Operations LLC, which filed as a Florida Limited Liability Company effective January 13, 2023, which remains active as of May 1, 2024.

Our understanding is the original plan was to build a scaled-down drive-thru safari modeled after the parks owned and operated by PRKA, with limited food service and gift shop offerings, and no walkabout.

An important question to ask: How can someone who appears to have recently failed at starting an animal safari park be given the reins of your Company and its three-park system and all it entails?

This attempt to build a drive-thru animal park, and the apparent subsequent failure of that attempt, has not been disclosed by FC. If there are other plans for this legal entity, why has FC failed to disclose that? What else has FC conveniently decided not to disclose to PRKA shareholders?

As we approach the Annual Meeting on June 6th, recall that the leading independent proxy advisory firms, ISS and Glass Lewis, recommended Parks! America shareholders vote “AGAINST” each of FC’s proposals at the Special Meeting on February 26, 2024. Both firms rejected FC’s takeover attempt and supported CEO Lisa Brady and the incumbent board of directors. FC has not presented a viable and convincing case as to why they should run your Company.

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The question is who is capable of running your company effectively? Current management or a dissident slate of stock traders and podcasters that have failed in their attempt to build a single location park?

We believe you know. We appreciate your support in this matter.

Remember your Annual Meeting vote on the WHITE card is a vote for Parks! America.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Important Additional Information

The Company, its directors, nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the upcoming annual meeting of stockholders, scheduled to be held on June 6, 2024 (including any adjournments or postponements thereof, the “Annual Meeting”). On April 23, 2024, the Company filed a definitive proxy statement, as amended May 3, 2024 (the “Definitive Proxy Statement”), and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s stockholders with respect to the Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AS CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Such information can be found in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in the Definitive Proxy Statement on page 16 and available here. Stockholders can obtain the definitive proxy statement with respect to the Annual Meeting, including any amendments or supplements to such proxy statements and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Lisa Brady

President and CEO

Parks! America

(706) 663-8744

Email: info.ga@animalsafari.com

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